CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-61694 and File No. 333-75994) and on Form S-3 (File No. 333-72430) of HealthExtras, Inc. of our report dated February 5, 2002, except for the third paragraph of Note 3, as to which the date is March 1, 2002, relating to the consolidated financial statements, which appear in this Form 10-K.


PricewaterhouseCoopers LLP



McLean, Virginia
March 29, 2002